As filed with the Securities and Exchange Commission on July 25, 2014

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERTEX ENERGY, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEVADA	94-3439569
(STATE OR OTHER JURISDICTION IDENTIFICATION NO.)	(IRS EMPLOYER OF INCORPORATION)

1331 GEMINI STREET, SUITE 250, HOUSTON, TEXAS 77058
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

VERTEX ENERGY, INC.
2013 STOCK INCENTIVE PLAN
(FULL TITLE OF THE PLAN)

Benjamin P. Cowart
Chief Executive Officer
1331 Gemini Street
Suite 250
Houston, Texas 77058
(866) 660-8156
(Name, address, and telephone number, including area code, of agent for service)

Copy To:

David M. Loev, Esq.
John S. Gillies, Esq.
The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
(713) 524-4110

Indicate by check mark whether the Registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share (1)(5)	910,000 shares	$8.26	$7,516,000	$968.14
Common Stock, par value $0.001 per share (2)(5)	415,000 shares	$2.96	$1,228,400	$158.22
Common Stock, par value $0.001 per share (3)(5)	100,000 shares	$3.26	$326,000	$41.99
Common Stock, par value $0.001 per share (4)(5)	150,000 shares	$7.55	$1,132,500	$145.87
Total	1,575,000 shares	--	$10,203,500	$1,314.21

(1)           Represents shares reserved for issuance pursuant to future awards under the Vertex Energy, Inc. 2013 Stock Incentive Plan.  The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the $8.26 average of the high and low trading prices of the registrant’s common stock as reported on the NASDAQ Capital Market on July 25, 2014.

(2)           Represents shares issuable upon exercise of outstanding options issued to directors, employees and consultants of the Company under the Vertex Energy, Inc. 2013 Stock Incentive Plan on September 27, 2013 with an exercise price of $2.96 per share.

(3)           Represents shares issuable upon exercise of outstanding options issued to an officer of the Company under the Vertex Energy, Inc. 2013 Stock Incentive Plan on September 27, 2013 with an exercise price of $3.26 per share.

(4)           Represents shares issuable upon exercise of outstanding options issued to employees of the Company under the Vertex Energy, Inc. 2013 Stock Incentive Plan on April 23, 2014 with an exercise price of $7.55 per share.

(5)           Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends and similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to eligible participants in the 2013 Stock Incentive Plan (the “Plan”) of Vertex Energy, Inc. (the “Company”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Participants are further advised that the documents incorporated by reference in Item 3 of Part II of the Registration Statement, of which this prospectus is a part of, and which are incorporated by reference to this prospectus, are available without charge, upon written or oral request to the Company.  Additionally, other documents required to be delivered to recipients pursuant to Rule 428(b) of the Securities Act (§230.428(b)) are available without charge, upon written or oral request to the Company.  Such requests may be made to:

Chris Carlson, Secretary
1331 Gemini Street, Suite 250, Houston, Texas 77058
(866) 660-8156

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Commission by the Company are incorporated by reference into this registration statement on Form S-8 (the “Registration Statement”) and are made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”), as filed with the SEC on March 25, 2014;

(b)	The Company’s Definitive Proxy Statement on Schedule 14A for an Annual Meeting of Shareholders, filed with the SEC on April 23, 2014;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, as filed with the SEC on May 13, 2014;

(d)
The Company’s Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on January 16, 2014; March 19, 2014; April 15, 2014; May 6, 2014; June 6, 2014, June 24, 2014 and July 18, 2014;

(e)
The description of the Company’s common stock contained in the section entitled “Description of Capital Stock”, included in the Company’s Form 8-A, filed with the SEC on February 12, 2013 (File No. 001-11476) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(f)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the securities offered herein have been passed upon by The Loev Law Firm, PC.  David M. Loev, the manager and sole owner of The Loev Law Firm, PC, beneficially owns 7,500 shares of common stock (through his family partnership) and stock options to purchase 10,000 shares of the Company’s common stock at an exercise price of $1.20 per share, of which all of such options have fully vested, and which options have a term of 10 years and expire in May 2018.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the provisions of the Nevada Revised Statutes 78.7502 to 78.752 (the “NRS”), we must indemnify directors and officers for any expenses, including attorneys’ fees, actually and reasonably incurred by any director or officer in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such director or officer because of his or her status as a director or officer, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The NRS permits a corporation to indemnify a director or officer, even in the absence of an agreement to do so, for expenses actually and reasonably incurred in connection with any action or proceeding (i) if such officer or director (a) acted in good faith and in a manner in which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, (b) is not liable pursuant to Section 78.138 of the NRS (fiduciary duties), and (c) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, or (ii) with respect to an action by or in the right of the corporation, if such director or officer (a) acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (b) is not liable pursuant to Section 78.138 of the NRS (fiduciary duties), except that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines upon application that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The NRS also prohibits indemnification of a director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the NRS may permit a director or officer to apply to the court for approval of indemnification even if the director or officer is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law. The NRS further provides that a corporation may purchase and maintain insurance for directors and officers against liabilities incurred while acting in such capacities regardless of whether the corporation has the authority to indemnify such persons under the NRS. Any discretionary indemnification under the NRS must be authorized upon a determination that such indemnification is proper: (i) by the stockholders, (ii) by a majority of a quorum of disinterested directors, or (iii) by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Additionally, our Bylaws, as amended and restated (“Bylaws”), state that we shall indemnify every (i) present or former director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Except as provided above, the Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's official capacity, or (b) found liable to us.  The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above.  An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.  Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee.  The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

ITEM 9. UNDERTAKINGS

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

However, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on the 25th day of July 2014.

VERTEX ENERGY, INC.

By: /s/ Benjamin P. Cowart
Benjamin P. Cowart
Chief Executive Officer
(Principal Executive Officer)

By: /s/ Chris Carlson
Chris Carlson
Chief Financial Officer
(Principal Accounting/Financial Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Benjamin P. Cowart and Chris Carlson as his true and lawful attorney-in-facts and agents, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ Benjamin P. Cowart	By:	/s/ Chris Carlson
	Benjamin P. Cowart Chief Executive Officer (Principal Executive Officer) and Chairman		Chris Carlson Chief Financial Officer, (Principal Accounting/Financial Officer)

Date:	July 25, 2014	Date:	July 25, 2014

By:	/s/ Christopher Stratton	By:	/s/ David Phillips
	Christopher Stratton Director		David Phillips Director

Date:	July 25, 2014	Date:	July 25, 2014

By:	/s/ Dan Borgen	By:
	Dan Borgen		Timothy C. Harvey
	Director		Director

Date:	July 25, 2014	Date:

EXHIBIT INDEX

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

Exhibit No.	Description of Exhibit
4.1	Vertex Energy, Inc. - 2013 Stock Incentive Plan (included with this registration statement)
4.2	Vertex Energy, Inc. - Form of 2013 Stock Incentive Plan Stock Option Award (1)
4.3	Vertex Energy, Inc. - Form of 2013 Stock Incentive Plan Restricted Stock Grant Agreement (included with this registration statement)
5.1	Opinion of The Loev Law Firm, PC (included with this registration statement)
23.1	Consent of LBB & Associates Ltd., LLP (included with this registration statement)
23.2	Consent of Hein & Associates LLP (included with this registration statement)
23.3	Consent of The Loev Law Firm, PC (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

(1)           Previously filed as Exhibit 10.1 to the Company’s Report on Form 8-K filed on September 30, 2013 (File Number 001-11476) and incorporated herein by reference.